EXHIBIT 99.1

CASMED Announces Fourth Quarter and Full-Year 2013 Financial Results

Fourth Quarter U.S. FORE-SIGHT® Disposable Sales Increase 35%

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., March 6, 2014 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three and 12 months ended December 31, 2013.

Net sales were $5.9 million for the fourth quarter of 2013 and $21.9 million for the full year, compared with $6.0 million and $22.7 million for the comparable prior-year periods, respectively. The net loss applicable to common stockholders was ($0.19) per share for the fourth quarter of 2013 and ($0.73) per share for the full year.

Highlights of the fourth quarter of 2013 and early 2014 included the following:

  FORE-SIGHT sales increased 17% compared with the fourth quarter of 2012, led by a 35% increase in U.S. FORE-SIGHT disposable sensor sales.
  The Company shipped a net 90 FORE-SIGHT cerebral oximeters worldwide, compared with average net shipments of 35 monitors per quarter in the first three quarters of 2013.
  Brian Wagner joined the Company in October as Chief Commercial Officer.
  Four direct sales representatives were added in January, bringing the total number of U.S. direct reps to nine.
  The Company ended the year with $8.2 million of cash, plus $1.3 million available from an unused line-of-credit.

Full-year 2013 highlights included the following:

  FORE-SIGHT sales were up 16% compared with 2012, led by a 23% increase in U.S. FORE-SIGHT sensors sales.
  FORE-SIGHT ELITETM tissue oximetry monitor was launched in late September, bringing a state-of-the-art monitor to the market.
  Data was published at the Society for Cardiac Anesthesia showed an accuracy of 3.05% Arms against the reference for the FORE-SIGHT ELITE, exceeding the accuracy of the Company's industry-leading legacy FORE-SIGHT tissue oximetry monitor.
  Shipment of a net 194 FORE-SIGHT monitors, a 26% increase over the 2012 year-end cumulative total, and increasing the cumulative total of net monitors shipped to 935.
  Launched the next-generation 740 SELECTTM and PPM3 vital signs monitors during September.
  Released the first version of a new non-invasive blood pressure technology, the MAXIQ module, in the second quarter.
  Completed an underwritten public offering for 5.2 million common shares with net proceeds of $5.8 million.
  Amended the Company's bank debt agreement to provide $1.5 million of additional financing.

Management Commentary

"This past year was transformational for the Company as we successfully updated, improved, and launched our product offerings across the board," said Tom Patton, CASMED's President and CEO. "Our new FORE-SIGHT ELITE oximetry monitor has been well received by customers who appreciate its high level of accuracy coupled with greater ease of use. Late last year, we also introduced two vital signs monitors including our next-generation 740 SELECT and a new monitor, the PPM3, as well as our latest proprietary non-invasive blood pressure monitoring technology – the MAXIQ module – to enhance our OEM opportunities.

"We continue to execute steadily on the business plan established three years ago through the introduction of new products with lower manufacturing costs, combined with enhanced distribution and renewed marketing programs. Collectively, we believe this plan will enable the Company to achieve revenue growth, margin expansion, operating leverage, and a return to profitability."

Mr. Patton added, "The strength of the ELITE monitor and growing industry acceptance of the importance of cerebral oximetry provides us with an opportunity to grow our customer base and gain market share. As such, in January we added four direct sales representatives who will cover underpenetrated territories previously served by independent distributors. During 2014 we will evaluate opportunities to place additional reps in other high-potential markets. While our growth strategy calls for continued investment, we anticipate ending the year with a comfortable cash balance and a significantly lower cash burn rate."

Fourth Quarter Results

For the fourth quarter of 2013, the Company reported net sales of $5.9 million, essentially unchanged from the $6.0 million reported for the fourth quarter of 2012. FORE-SIGHT oximetry sales were $2.6 million, an increase of $0.4 million, or 17%, over the fourth quarter of 2012. FORE-SIGHT disposable sensor sales increased $0.5 million, or 26%, to $2.2 million over the prior-year period. All other sales were $3.3 million, a decrease of $0.5 million, or 10%, compared with the fourth quarter of 2012.

The Company recorded a net loss applicable to common stockholders for the fourth quarter of 2013 of $3.5 million, or ($0.19) per share, compared with a net loss applicable to common stockholders of $2.4 million, or ($0.18) per share, for the fourth quarter of 2012.

Full Year 2013 Results

Net sales for 2013 were $21.9 million, compared with $22.7 million for 2012, a decrease of $0.8 million, or 3%, primarily due to lower sales of vital signs monitors. FORE-SIGHT oximetry sales were $9.1 million, an increase of $1.3 million, or 16%, over the prior year. FORE-SIGHT disposable sensor sales were $7.9 million, up $1.3 million, or 20%, over 2012 sales. All other sales decreased $2.0 million, or 14%, to $12.9 million.

The Company reported a net loss applicable to common stockholders for 2013 of $11.6 million, or ($0.73), per share, compared with a net loss applicable to common stockholders of $8.4 million, or ($0.63) per share, for 2012.

Cash, cash equivalents, and short-term investments were $8.2 million as of December 31, 2013, compared with $10.5 million as of December 31, 2012. Cash balances during 2013 were supported by $1.5 million of proceeds from modification of the Company's term loan with East West Bank, during May 2013, and by $5.8 million of net proceeds from a public offering completed in July 2013.

Conference Call Information

CASMED will host a conference call today at 10:00 a.m. ET to discuss fourth quarter and full-year 2013 results.

Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website: www.casmed.com.

A telephone replay will be available from 1:00 p.m. ET on March 6, 2014, through 11:59 p.m. ET on March 20, 2014. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international): 3062969
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximetry technology provides highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.
For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Don Markley (dmarkley@lhai.com)
(310) 691-7105
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
@LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$ 5,944,370	$ 5,951,133	$ 21,915,794	$ 22,669,065

Cost of sales	3,970,279	3,579,691	13,958,451	13,565,148
Asset impairment charge	--	--	407,141	--
Total cost of sales	3,970,279	3,579,691	14,365,592	13,565,148

Gross profit	1,974,091	2,371,442	7,550,202	9,103,917

Operating expenses:
Research and development	1,116,553	1,273,873	4,211,492	4,019,897
Selling, general and administrative	3,951,921	3,392,574	13,792,156	12,528,686
Total operating expenses	5,068,474	4,666,447	18,003,648	16,548,582

Operating loss	(3,094,383)	(2,295,005)	(10,453,446)	(7,444,665)

Interest expense	86,831	67,000	316,312	113,941
Other income	(180)	(2,981)	(407,550)	(39,129)

Loss before income taxes	(3,181,034)	(2,359,024)	(10,362,208)	(7,519,477)

Income tax benefit	--	(211,159)	--	(211,159)
Net loss	(3,181,034)	(2,147,865)	(10,362,208)	(7,308,318)

Preferred stock dividend accretion	308,866	288,159	1,203,953	1,123,239
Net loss applicable to common stockholders	$ (3,489,900)	$ (2,436,024)	$ (11,566,161)	$ (8,431,557)

Per share basic and diluted loss
applicable to common stockholders:	$ (0.19)	$ (0.18)	$ (0.73)	$ (0.63)

Weighted average number of common shares outstanding:
Basic and diluted	18,798,345	13,354,095	15,771,760	13,286,795

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$ 8,190,302	$ 9,245,094
Short-term investments	--	1,250,794
Accounts receivable	2,425,417	2,197,513
Inventories	3,931,007	3,543,325
Other current assets	510,710	612,082
Total current assets	15,057,436	16,848,808

Property and equipment	9,102,991	9,158,677
Less accumulated depreciation	(6,849,543)	(6,443,303)
	2,253,448	2,715,374

Intangible and other assets, net	851,737	830,245
Total assets	$ 18,162,621	$ 20,394,427

Accounts payable	$ 1,594,147	$ 1,906,327
Accrued expenses	1,737,312	1,625,923
Current portion of long-term debt	994,898	697,834
Total current liabilities	4,326,357	4,230,084

Deferred gain on sale and leaseback of property	495,515	630,152
Long-term debt, less current portion	3,915,949	2,685,560
Total liabilities	8,737,821	7,545,796

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	77,298	55,069
Additional paid-in capital	18,939,869	12,023,721
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(23,428,527)	(13,066,319)
Total stockholders' equity	9,424,800	12,848,631

Total liabilities & stockholders' equity	$ 18,162,621	$ 20,394,427